Exhibit 99.1
Chart Industries CFO To Utilize Stock Trading Plan
Cleveland, OH — November 21, 2007 — Chart Industries, Inc. (NASDAQ: GTLS) today announced that Michael F. Biehl, Executive Vice President, Chief Financial Officer and Treasurer of Chart Industries, has established a prearranged trading plan in accordance with Rule 10b5-1 under the Securities Exchange Act. Rule 10b5-1 permits individuals who are not then in possession of material non-public information to establish pre-arranged plans to buy or sell stock in the future, regardless of any subsequent material non-public information.
Under the plan, Mr. Biehl intends to exercise up to 127,347 employee stock options and sell up to 94,347 of the related underlying Chart shares, beginning December 17, 2007 and continuing from time to time until December 31, 2008, subject to predetermined instructions and market prices of Chart common stock. Mr. Biehl’s direct ownership interest in Chart stock is expected to significantly increase and will continue to exceed executive stock ownership guidelines as established by Chart’s Board of Directors. The plan is designed to facilitate the orderly exercise of employee stock options and the sale of a portion of the underlying common stock for payment of the option exercise price and income taxes and for personal financial planning purposes with the goals of minimizing market impact and avoiding concerns about the timing of the transactions. Appropriate filings reporting the sales will be made with the Securities and Exchange Commission when sales are completed under the plan.
Chart is a leading global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases. The majority of Chart’s products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located in eight states and an international presence in Australia, China, the Czech Republic, Germany and the United Kingdom. For more information, visit: http://www.chart-ind.com. Chart undertakes no obligation to update publicly or revise any information included in this release.
For more information, click here:
http://www.chart-ind.com/investor_relations.cfm/?b=1444&l=1
Contact:

Matthew J. Klaben	OR	Patrick Gallagher
Vice President,		Edward Howard
General Counsel		216-781-2400
and Secretary		pgallagher@edwardhoward.com
440-544-1249
matt.klaben@chart-ind.com